Exhibit 10.1

Participant Name:

Employee Number:

Grant Name:

Issue Date:	2/22/2011

Expiry Date:	2/22/2021

Total Stock Options:

Vest Schedule — Stock Options
Vest Date	Vest Quantity
22-Feb-2014
22-Feb-2015

Plan:	IDEX Corporation Incentive Award Plan As Amended and Restated effective April 6, 2010
IDEX CORPORATION
STOCK OPTION AGREEMENT
Effective on the Grant Date you have been granted an the option to purchase the number of shares of Common Stock of IDEX Corporation (the “Company”) at the exercise price designated above, in accordance with the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 6, 2010 (the “Plan”). This option may be exercised for whole shares only.
This option will vest and may be exercised in accordance with the following schedule:
50% of the shares subject to the option will be vested on the third anniversary of the Grant Date, and 50% shall vest on the fourth anniversary of the Grant Date.
In the event of the termination of your employment or service for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Service”), your right to vest in your option under the Plan, if any, will terminate effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or any of its Subsidiaries, the date that you are no longer actively employed and physically present on the premises of the Company or any of its Subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law (each, the “Notice Period”). For greater clarity, you have no rights to vest in your option during the Notice Period.
Notwithstanding the foregoing, this option shall be fully vested and be exercisable upon your Termination of Service by reason of death, Disability, or Retirement, or upon a Change in Control of the Company. “Disability” means that you could qualify to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time. “Retirement” means your voluntary Termination of Service on or after accruing at least five Years of Service with the Company and attaining an age of at least 50, if the sum of your age and Years of Service is at least 70. “Years of Service” means the number of full years that you have been employed by or providing service to the Company or any of its Subsidiaries.
The option may not be exercised until vested. Once vested, the option may be exercised in whole or any part, at any time. However, a vested option must be exercised, if at all, prior to the earlier of:
(a) one year following your Termination of Service with the Company or any of its Subsidiaries by reason of death, Retirement or Disability;
(b) 90 days following your last day of active employment or service with or for the Company or any Subsidiary for any reason other than death, Disability or Retirement; for this purpose your last day of active employment or service will be deemed to occur on the date of the closing of the sale of all or substantially all of the stock or assets of a Subsidiary for which you are employed at the time of the transaction;
(c) one year following the effective date of a Change in Control, unless waived by the Committee;
(d) the tenth anniversary of the Grant Date;
and if not exercised prior thereto shall terminate and no longer be exercisable.
If you terminate employment with the Company or any of its Affiliates, and you are not “Retirement” eligible under the Plan but you continue to provide bona fide services under contract to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, the Company may in its sole discretion, but is under no legal obligation to, continue to treat your awards under the terms of this grant for the term of your contract for bona fide services and your termination date for Plan purposes may be extended to the expiration date of your contract.
If once you are “Retirement” eligible and terminate employment with the Company or any of its Affiliates but you continue to provide bona fide services under contract to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, your stock options will fully vest upon termination of your employment, and the Company may in its sole discretion, but is under no legal obligation to, continue to treat your awards under the terms of this grant for the term of your contract for bona fide services and your termination date for Plan purposes may be extended to the expiration date of your contract.
The option will be deemed exercised upon your completing the exercise procedures established by the Company and your payment of the option exercise price per share and any applicable tax withholding to the Company. Payment may be made in cash or such other method as the Company may permit from time to time as set forth in the Plan.
Notwithstanding anything in the Plan to the contrary and in accordance with Section 4.1(b) of the Plan, if you are a resident for tax purposes in Brazil or China (PRC), you may exercise your option only by placing a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the option as described in Section 5.1(c) of the Plan.
The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from this option. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; or (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation. If you are subject to United Kingdom income tax and/or national insurance contributions, the Company or any Subsidiary may withhold or collect any income tax and national insurance contributions: (i) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of an option; (ii) directly from you by payment of cleared funds; or (iii) by arranging for the sale of some of the shares of Common Stock to which you are entitled following the exercise of your option.
Unless otherwise consented to by the Company, this option is not transferable except by will or the laws of descent and distribution.
All employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.
Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover (“clawback”) from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

•	There is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement
The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.
Your participation in the Plan is voluntary. The value of the option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of an option under the Plan represents a mere investment opportunity.
This option is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of an option under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of options or benefits in lieu of options in the future. Future grants of options, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of stock options, vesting provisions, and the exercise price. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

IDEX CORPORATION

By:	Frank J. Notaro

Vice President — General Counsel and Secretary

EMPLOYEE: